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                               TMP WORLDWIDE INC.

                                  EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                      Three months ended
                                                           March 31,
                                                    ----------------------
                                                      1997           1996
                                                    -------        -------


Net income (loss)................................   $ 1,135        $  (66)

Preferred stock dividend and redemption
  premium .......................................      (123)          (52)
                                                    -------        ------

Net income (loss) applicable to common and
  Class B common stock...........................   $ 1,012        $ (118)
                                                    -------        ------
                                                    -------        ------

Weighted average number of common, Class B common
  and common equivalent shares outstanding
  (including effect of options granted within
  one year of the offering)......................    23,789        19,637
                                                    -------       -------

Primary and fully diluted net income (loss) per
  common and Class B common share................     $0.04       $ (0.01)
                                                    -------        ------
                                                    -------        ------
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